Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Adam Dabrowski	Sara Matheu
(847) 720-1688	(847) 720-2392
Adam.Dabrowski@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports First Quarter Fiscal Year 2023 Earnings
Drove Net Sales of $8.5 Billion, Up 9.5% from Q1 2022
Increased Gross Profit 19% to $1.4 Billion
Reduced Net Leverage to 3.2x and Repurchased $34 Million of Shares
Grew Adjusted EBITDA 40% to $337 Million and Expanded Adjusted EBITDA Margin by 80 bps
Reaffirms Full Year Guidance

ROSEMONT, Ill. (BUSINESS WIRE) May 11, 2023 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the first quarter fiscal year 2023.

First Quarter Fiscal 2023 Highlights
•Net income available to common shareholders improved to $75 million
•Adjusted EBITDA increased 39.8% to $337 million
•Diluted EPS was $0.32; Adjusted Diluted EPS was $0.50
•Net sales increased 9.5% to $8.5 billion
•Total case volume increased 5.7%; independent restaurant case volume increased 8.1%

“We are encouraged by our start to the year as US Foods delivered strong financial results again this quarter, demonstrating continued execution against our long-range plan,” said Dave Flitman, CEO. “We grew total case volume by nearly 6% and independent restaurant case volume by 8%, while improving our cost structure and profitability. For the quarter, we grew Adjusted EBITDA by 40% and expanded Adjusted EBITDA margin by 80 basis points. I am excited about the significant opportunity ahead, and I am highly confident that executing our strategic priorities will position US Foods for long-term success.”

“We're very pleased with what we accomplished during the first quarter,” added Dirk Locascio, Executive Vice President and CFO. “Net Sales were $8.5 billion in the first quarter, an increase of 9.5% over the prior year driven by case volume growth and inflation. We also drove strong Gross Profit growth of 19% again in the first quarter, which was well above growth in operating expenses. Importantly, we meaningfully reduced our net leverage compared to both the first and fourth quarter 2022 and repurchased $34 million in shares as part of our $500 million repurchase program. Based on the significant momentum we continue to drive against our long-range plan, we are reaffirming our full year 2023 guidance.”

First Quarter Fiscal 2023 Results
Net income available to common shareholders was $75 million, an improvement of $91 million compared to the prior year. Adjusted EBITDA was $337 million, an increase of $96 million or 39.8%, compared to the prior year.

Adjusted EBITDA margin was 3.9%, an increase of 80 basis points compared to the prior year. Diluted EPS was $0.32; Adjusted Diluted EPS was $0.50.

Net sales were $8.5 billion for the quarter, an increase of 9.5% from the prior year, driven by case volume growth and food cost inflation of 3.7%. Total case volume increased 5.7% from the prior year driven by an 8.1% increase in independent restaurant case volume, an 18.8% increase in hospitality volume and a 5.9% increase in healthcare volume, offset by a 1.1% decrease in chain volume.

Gross profit was $1.4 billion, an increase of 19.2% from the prior year, primarily as a result of cost of goods sold optimization, increased freight income from improved inbound logistics, optimized pricing and food cost inflation in multiple product categories. The Company’s LIFO method of inventory costing resulted in an expense of $20 million in 2023 compared to expense of $72 million in 2022, and related to inflation in multiple product categories including grocery and dairy. Gross profit as a percentage of net sales was 16.7%. Adjusted Gross profit was $1.4 billion, a 14.0% increase from the prior year. Adjusted Gross profit as a percentage of net sales was 16.9% and adjusted Gross profit per case continued at strong levels due to the aforementioned factors.

Operating expenses of $1.2 billion increased by $77 million, or 6.6% from the prior year. Operating expenses increased primarily due to greater volume and higher distribution costs, reflecting increased labor costs. These increases were partially offset by cost savings initiatives outlined in the long-range plan including routing improvements and focused efforts positively impacting labor turnover and productivity. Operating expenses as a percent of net sales were 14.5%. Adjusted Operating expenses for the quarter were $1.1 billion, an increase of $77 million or 7.5% from the prior year due to the aforementioned factors. Adjusted Operating expenses as a percent of net sales were 13.0%.

Cash Flow and Debt
Cash flow provided by operating activities for the first three months of fiscal 2023 was $279 million, an increase of $121 million from the prior year. Cash capital expenditures for the first three months of fiscal 2023 totaled $61 million, a decrease of $11 million from the prior year period, and related to investments in information technology, property and equipment for fleet replacement and maintenance of distribution facilities.

During the first quarter of fiscal 2023, the Company used cash-on-hand to make a $65 million voluntary prepayment on the 2021 Incremental Term Loan Facility. Subsequent to quarter-end, the Company entered into interest rate cap agreements totaling $450 million of notional value against the Company's Term Loans with a term of two years. The Company's maximum exposure to the variable component of interest will be 5% on the notional amount covered by the interest rate cap. This reduces the impact of any future interest rate increases.

Net Debt at the end of the first quarter of fiscal 2023 was $4.5 billion. The ratio of Net Debt to Adjusted EBITDA was 3.2x at the end of the first quarter of fiscal 2023, compared to 3.5x at the end of fiscal 2022 and 4.3x at the end of the first quarter of fiscal 2022.

Outlook for Fiscal Year 20231
The Company is reaffirming its fiscal year 2023 guidance provided on February 16, 2023.
•Adjusted EBITDA of $1.45-$1.51 billion
•Adjusted Diluted EPS of $2.45-$2.65
•Interest expense of $310-$325 million
1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

•Total capital expenditures of $410-$430 million, consisting of $290-$310 million of cash capital expenditures and ~$120 million of fleet capital leases
•Net Debt to Adjusted EBITDA leverage below 3.0x by end of fiscal year 2023

Conference Call and Webcast Information
US Foods will host a live webcast to discuss first quarter fiscal 2023 results on Thursday, May 11, 2023, at 9 a.m. CDT. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference passcode is 2528845. The presentation slides reviewed during the webcast will be available shortly before the webcast begins. The webcast, slides and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.
About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and more than 85 cash and carry stores, US Foods and its 29,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements

Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2023,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; the replacement of the London Interbank Offered Rate (“LIBOR”) with an alternative reference rate; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective integration of acquired businesses; misalignment of shareholder interests; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors that could cause our results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”). Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring costs and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting,

(d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	April 1, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$292	$211
Accounts receivable, less allowances of $32 and $30	1,834	1,705
Vendor receivables, less allowances of $8 and $8	202	143
Inventories—net	1,625	1,616
Prepaid expenses	116	124
Assets held for sale	2	2
Other current assets	23	19
Total current assets	4,094	3,820
Property and equipment—net	2,172	2,171
Goodwill	5,625	5,625
Other intangibles—net	774	785
Other assets	373	372
Total assets	$13,038	$12,773

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft liability	$199	$175
Accounts payable	2,134	1,855
Accrued expenses and other current liabilities	602	650
Current portion of long-term debt	117	116
Total current liabilities	3,052	2,796
Long-term debt	4,693	4,738
Deferred tax liabilities	303	298
Other long-term liabilities	438	446
Total liabilities	8,486	8,278
Mezzanine equity:
Series A convertible preferred stock	373	534
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	3,212	3,036
Retained earnings	1,085	1,010
Accumulated other comprehensive loss	(72)	(73)
Treasury Stock	(48)	(14)
Total shareholders’ equity	4,179	3,961
Total liabilities, mezzanine equity and shareholders’ equity	$13,038	$12,773

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	April 1, 2023	April 2, 2022
Net sales	$8,542	$7,798
Cost of goods sold	7,117	6,603
Gross profit	1,425	1,195
Operating expenses:
Distribution, selling and administrative costs	1,238	1,161
Total operating expenses	1,238	1,161
Operating income	187	34
Other income—net	(1)	(6)
Interest expense—net	81	55
Income (loss) before income taxes	107	(15)
Income tax provision (benefit)	25	(8)
Net income (loss)	$82	$(7)

Net income (loss)	$82	$(7)
Series A convertible preferred stock dividends	(7)	(9)
Net income (loss) available to common shareholders	$75	$(16)

Net income (loss) per share
Basic	$0.33	$(0.07)
Diluted	$0.32	$(0.07)

Weighted-average common shares outstanding
Basic	226,253,643	222,877,385
Diluted	251,787,693	222,877,385

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	13 Weeks Ended
($ in millions)	April 1, 2023	April 2, 2022
Cash flows from operating activities:
Net income (loss)	$82	$(7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	98	89
Gain on disposal of property and equipment—net	(1)	(1)
Amortization of deferred financing costs	7	3
Deferred tax provision	5	4
Share-based compensation expense	14	12
Provision for doubtful accounts	10	—
Changes in operating assets and liabilities:
Increase in receivables	(197)	(243)
Increase in inventories—net	(9)	(140)
Decrease (increase) in prepaid expenses and other assets	2	(37)
Increase in accounts payable and cash overdraft liability	321	463
(Decrease) increase in accrued expenses and other liabilities	(53)	15
Net cash provided by operating activities	279	158
Cash flows from investing activities:
Proceeds from sales of property and equipment	1	2
Purchases of property and equipment	(61)	(72)
Net cash used in investing activities	(60)	(70)
Cash flows from financing activities:
Proceeds from debt borrowings	13	103
Principal payments on debt and financing leases	(111)	(131)
Dividends paid on Series A convertible preferred stock	(7)	(9)
Repurchase of common stock	(34)	—
Proceeds from employee stock purchase plan	5	5
Proceeds from exercise of stock options	7	2
Tax withholding payments for net share-settled equity awards	(11)	(16)
Net cash used in financing activities	(138)	(46)
Net increase in cash, and cash equivalents and restricted cash	81	42
Cash, cash equivalents and restricted cash—beginning of period	211	148
Cash, cash equivalents and restricted cash—end of period	$292	$190
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$61	$37
Income taxes paid—net	3	1
Property and equipment purchases included in accounts payable	17	29
Leased assets obtained in exchange for financing lease liabilities	47	7
Leased assets obtained in exchange for operating lease liabilities	9	7
Cashless exercise of stock options	1	1

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	April 1, 2023	April 2, 2022	Change	%
Net income (loss) available to common shareholders	$75	$(16)	$91	NM
Series A Preferred Stock Dividends	(7)	(9)	2	(22.2)%
Net income (loss) (GAAP)	82	(7)	89	NM
Interest expense—net	81	55	26	47.3%
Income tax provision (benefit)	25	(8)	33	NM
Depreciation expense	87	78	9	11.5%
Amortization expense	11	11	—	—%
EBITDA (Non-GAAP)	286	129	157	121.7%
Adjustments:
Share-based compensation expense (1)	14	12	2	16.7%
LIFO reserve adjustment (2)	20	72	(52)	(72.2)%
Business transformation costs (3)	4	14	(10)	(71.4)%
Business acquisition and integration related costs and other (4)	13	14	(1)	(7.1)%
Adjusted EBITDA (Non-GAAP)	337	241	96	39.8%
Depreciation expense	(87)	(78)	(9)	11.5%
Interest expense—net	(81)	(55)	(26)	47.3%
Income tax provision, as adjusted (6)	(44)	(28)	(16)	57.1%
Adjusted Net Income (Non-GAAP)	$125	$80	$45	56.3%

Diluted EPS (GAAP)	$0.32	$(0.07)	$0.39	NM
Share-based compensation expense (1)	0.06	0.05	0.01	20.0%
LIFO reserve adjustment (2)	0.08	0.32	(0.24)	(75.0)%
Business transformation costs (3)	0.02	0.06	(0.04)	(66.7)%
Business acquisition and integration related costs and other (4)	0.05	0.06	(0.01)	(16.7)%
Income tax provision, as adjusted (5)	(0.03)	(0.06)	0.03	(50.0)%
Adjusted Diluted EPS (Non-GAAP) (6)	$0.50	$0.36	$0.14	38.9%

Weighted-average diluted shares outstanding (Non-GAAP) (7)	251,787,693	222,877,385

Gross profit (GAAP)	$1,425	$1,195	$230	19.2%
LIFO reserve change (2)	20	72	(52)	(72.2)%
Adjusted Gross profit (Non-GAAP)	$1,445	$1,267	$178	14.0%

Operating expenses (GAAP)	$1,238	$1,161	$77	6.6%
Depreciation expense	(87)	(78)	(9)	11.5%
Amortization expense	(11)	(11)	—	—%
Share-based compensation expense (1)	(14)	(12)	(2)	16.7%
Business transformation costs (3)	(4)	(14)	10	(71.4)%
Business acquisition and integration related costs and other (4)	(13)	(14)	1	(7.1)%
Adjusted Operating expenses (Non-GAAP)	$1,109	$1,032	$77	7.5%

NM - Not Meaningful
(1)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(2)Represents the impact of LIFO reserve adjustments.
(3)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable construction or technology. For the 13 weeks ended April 1, 2023, business transformation costs related to projects associated with several supply chain strategy initiatives. For the 13 weeks ended April 2, 2022, business transformation costs consist of new facility openings, supply chain strategy improvements, and information technology infrastructure initiatives.
(4)Includes: (i) aggregate acquisition and integration related costs of $4 million and $6 million for the 13 weeks ended April 1, 2023 and April 2, 2022, respectively; (ii) CEO sign on bonus of $3 million for the 13 weeks ended April 1, 2023, (iii) contested proxy and related legal and consulting costs of $7 million for the 13 weeks ended April 2, 2022; and (iv) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(5)    Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation.

The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(6) Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(7)    For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	April 1, 2023	December 31, 2022	April 2, 2022
Total Debt (GAAP)	$4,810	$4,854	$4,993
Cash, cash equivalents and restricted cash	(292)	(211)	(190)
Net Debt (Non-GAAP)	$4,518	$4,643	$4,803
Adjusted EBITDA (1)	$1,406	$1,310	$1,126
Net Leverage Ratio (2)	3.2	3.5	4.3

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA